Exhibit 99.1

Panbela Announces Company Founder Dr. Michael T. Cullen to Serve as Chairman of the Board of Directors

MINNEAPOLIS (GLOBE NEWSWIRE) May [26], 2021 Panbela Therapeutics, Inc. (Nasdaq: PBLA), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of patients with cancer today announced that Company founder, Michael T. Cullen, MD, MBA, retired as an employee of the Company, effective May 25, 2021. Dr. Cullen will continue to serve as a member of the Board of Directors and as its Chair. Most recently, Dr. Cullen was Executive Chairman of Panbela’s Board of Directors.

Dr. Cullen, a 33-year biopharmaceutical industry veteran, co-founded the company in 2011 and has continuously served as the Chairman of the Board of Directors, prior to moving into the Executive Chairman role in 2015. He previously served as Chief Medical Officer of Panbela from 2011 to 2015, and assumed the responsibilities of President and Chief Executive Officer in November 2018, following the departure of the prior President and CEO. Under his leadership, the company advanced the development of SBP-101 in metastatic pancreatic ductal adenocarcinoma.

“Dr. Cullen’s commitment and leadership has been an enormous asset for Panbela, from founding the company, to advancing through the clinic and becoming CEO, to his most recent role as executive chairman,” said Jennifer K. Simpson, PhD, MSN, CRNP, President & Chief Executive Officer. “His move from day-to-day active management as executive chairman, to presiding member of the board as its Chair, is a positive all around and speaks to the strength of his executive teambuilding, as well as Panbela’s new phase of development. Dr. Cullen’s guidance in his role as chair will be critical as we continue to advance SBP-101.”

Dr. Cullen, Chairman, commented, “I am delighted with the leadership of Dr. Simpson, who has demonstrated her expertise and professionalism as CEO and President. I look forward to continuing to work with her in overseeing development of SBP-101 as a treatment alternative for patients with pancreatic cancer as well as for expanded applications and indications.”

About SBP-101

SBP-101 is a proprietary polyamine analogue designed to induce polyamine metabolic inhibition (PMI) by exploiting an observed high affinity of the compound for pancreatic ductal adenocarcinoma and other tumors. The molecule has shown signals of tumor growth inhibition in clinical studies of US and Australian metastatic pancreatic cancer patients, suggesting potential complementary activity with an existing FDA-approved standard chemotherapy regimen. In data evaluated from clinical studies to date, SBP-101 has not shown exacerbation of bone marrow suppression and peripheral neuropathy, which can be chemotherapy-related adverse events. Recently observed serious visual adverse events are being evaluated and patients with a history of retinopathy or at risk of retinal detachment will be excluded from future SBP-101 studies. The safety data and PMI profile observed in the current Panbela sponsored clinical trial provides support for continued evaluation of SBP-101 in a randomized clinical trial.   For more information, please visit  https://clinicaltrials.gov/ct2/show/NCT03412799 .

About Panbela

Panbela Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for patients with urgent unmet medical needs. The company’s initial product candidate, SBP-101, is for the treatment of patients with metastatic pancreatic ductal adenocarcinoma, the most common type of pancreatic cancer. Panbela Therapeutics, Inc. is dedicated to treating patients with pancreatic cancer and exploring SBP-101’s potential for efficacy in combination with other agents in other cancer indications. Further information can be found at www.panbela.com . Panbela Therapeutics, Inc. common stock is listed on The Nasdaq Stock Market LLC under the symbol PBLA.

Contact Information:

Investors:
James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Media:
Tammy Groene
Panbela Therapeutics, Inc.
(952) 479-1196 ext. 170
IR@panbela.com